MARKETING AND SALE AGREEMENT

This Marketing and Sales Agreement (the Agreement) is made this 1st day of February, 2012, by and among Nutrición Avanzada S.A Mexican Corporation (Distributor) and Applied Genetics S.A.de C.V. a wholly owned subsidiary of GeneThera, Inc. (Owner).

RECITALS:

1)

The Owner has developed molecular and software technologies to the diagnostics and management of Johne’s disease. The Owner owns the exclusive rights to market, sell, and distribute the HerdCheck™ Field Collection System (the Product).

2)

The Distributor is in the business of, and the expertise in, marketing and distributing items similar to the Product.

3)

The Owner desires to grant to the Distributor the exclusive rights to buy, market, sell, and distribute the Product in Mexico (the Territory).

4)

The Distributor agrees to buy, market, sell and distribute the Product during the term as defined below pursuant to the terms and conditions of this Agreement

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1)

Marketing and Distribution Rights: The Owner grants to the Distributor the exclusive rights to market, sell, and distribute the Product in the Territory.

2)

Purchase Rights: The Distributor agrees to purchase the Product from the Owner, market, sell, and distribute the Product exclusively in the Territory.

     3) Commission Payments: In exchange for the rights granted herein, the Distributor agrees to purchase the Product at a price equal to 30% (percent) discount off of the listed price of the Product.

         Payments to the Owner by the Distributor shall be made at the time the

         Product is purchased.

      4) Marketing Expenses: The Distributor agrees to cover all of the expenses related to marketing, selling, and distributing the Product in the Territory.

1)

Marketing Assistance from Owner: The owner agrees to utilize its best efforts to actively assist the Distributor in the development, promotion, and marketing of the product throughout the Territory. Such assistance shall include, but not be limited to, participating in the establishment of new accounts, identifying new markets, maintaining existing accounts and assisting in the coordination of promotional activities and resolution of customer disputes.

2)

Proprietary Marks: The Owner shall retain control of packaging, design and use of names, marks, symbols and labels of the Product, provided however, that during the Terms of this Agreement, the Distributor, under the direction of the Owner, is authorized to use the names, marks, symbols and labels of the owner in the marketing, distribution, and sale of the Product.

3)

Term of the Agreement: The Initial term of this Agreement shall

be for a period of 1 (one) year, commencing on the 1st of February,              2012, and ending on the 1st of February, 2013. The Agreement may be extended by mutual written consent of the parties.

4)

Assignment: This Agreement and the rights, remedies, and

obligations provided herein may not be transferred or assigned without the express written consent of the other party.

5)

Indemnification: Each party hereto (the “Indemnifying Party”)

shall indemnify and hold harmless the other party, and its employees, shareholders, officers, directors, agents and other affiliates (collectively, an “Indemnified Party”) to the fullest extent permitted by the law, against any and all claims, actions, demands, losses, costs, expenses, and claims of any kind whatsoever which an Indemnified Party may sustain or incur, including reasonable legal fees and costs as a result of, or arising from, the Indemnifying Parties failure to fulfill its obligations provided herein.

6)

 Force Majeure: In the event either party is prevented from

performing its obligations hereunder due to an act of God, accident fire, flood, earthquake, storm, riot, war, sabotage, explosion, strike, labor disturbance, change in government law, or any other contingency beyond such party’s’ reasonable control, the terms of this agreement shall be suspended for as long as performance is delayed or prevented.

7)

 Entire Agreement: This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings.

8)

 Notices: All notices required under this Agreement shall be given by fax or electronic mail.

9)

 Governing Law: This Agreement shall be construed in accordance with the laws of Mexico.

10)

 Non-Disclosure: All confidential or proprietary information provided by a party hereto to the other shall be kept by such party in strictest confidence. It is the intent of the parties that each shall be protected in that information that is unique to its system,

          products, ideas, marketing activities and strategies. Nothing in this provision shall be construed as a limitation on either party’s ability to transact business subsequent to the termination of this

          Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the above written date.

APPLIED GENETICS S.A. DE C.V.

By__________________

 MD, Ph.D

President

NUTRICION AVANZADA S.A

By___________________________

Lic. Sergio Ivan Gonzales,

President